Exhibit 99.1

NovAccess Global Acquires StemVax Therapeutics from Innovest Global

Acquisition Launches NovAccess Shift, Focusing on Diagnostics and Therapeutics in Cancer

CLEVELAND, OH – September 9, 2020 – NovAccess Global, Inc. (OTC: XSNX), today announced that it has acquired 100% ownership of Pasadena-based StemVax Therapeutics from Innovest Global (OTC: IVST).

StemVax is a translational biotechnology company developing novel immunotherapies for brain tumor patients, featuring recently approved United States patent #US9764014B2. The patent is granted under the category of “Cancer Antigens”, and related to the “treatment of cancer using vaccination therapy”.

StemVax Glioblast (SVX-GB) is a cancer vaccine, which is a medication that stimulates or restores the immune system’s ability to fight an existing cancer by strengthening the body’s natural defenses against the cancer cells. It is a meaningful technology, which could significantly improve the quality of life and prognosis for the many people who suffer from brain tumors. More information can be found at www.stemvax.com.

“This acquisition is a milestone event for NovAccess, marking the foundation of our growing platform Company,” said Dan Martin, NovAccess Founder and Chairman of the Board of Directors. “With this acquisition complete, we will onboard the StemVax team, launch their brand and work towards the commercialization of StemVax’s life-changing technologies. This is truly the beginning of an effort that encompasses the lifelong work of some of the most talented and incredible people I’ve ever met. I couldn’t be more humbled or thankful to welcome the StemVax team to NovAccess.”

The transaction structure features the issuance of 7.5 million common restricted shares of NovAccess Global stock to Innovest Global as consideration. The disposition by Innovest allows it to direct all of its focus on its growing industrials business, while retaining upside potential should NovAccess be successful in its commercialization efforts.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. These statements relate to future events or to the Company's future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Such risks, uncertainties and other factors, which could impact the Company and the forward-looking statements contained herein are included in the Company's filings with the OTC Markets. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Contact:

Chris Tyson
Executive Vice President
MZ Group - MZ North America
949-491-8235
IVST@mzgroup.us
www.mzgroup.us